Exhibit 99.1

Vermillion Appoints Valerie Palmieri as Chief Operating Officer

AUSTIN, Texas — October 27, 2014 — Vermillion, Inc. (NASDAQ: VRML), a multivariate diagnostics company focused on gynecologic cancers and women’s health, has appointed Valerie Palmieri to the newly created role of Chief Operating Officer,  reporting directly to Chief Executive Officer James LaFrance.

Ms. Palmieri brings to Vermillion more than 30 years of experience in the diagnostic laboratory industry, serving in numerous sales, operations, and executive leadership positions for both laboratory service and consulting organizations. Prior to joining Vermillion, Ms. Palmieri was President of MOMENTUM Consulting and served as a strategic advisor to Vermillion for the past six months.  Her leadership was instrumental in the opening in June of ASPiRA Labs, Vermillion’s CLIA certified lab.

In her new role, Ms. Palmieri will oversee the operations and customer experience related to ASPiRA. She will also be responsible for developing the service offerings and infrastructure necessary to support the growth of Vermillion’s business overall.

Prior to MOMENTUM, Ms. Palmieri served as CEO/President of two healthcare start-ups that resulted in a successful exit for one and won her recognition as one of the “Top 10 Entrepreneurs of Springboard Enterprises” for the other.  She also spent six years as National Vice President of Anatomic Pathology Operations with LabCorp/DIANON, the successor company to DIANON Systems where she served as Senior Vice President of Operations. During her tenure, DIANON saw a six-fold increase in its share price and was sold to LabCorp for $598 million in 2003.

James LaFrance, Chairman, President and CEO of Vermillion, Inc., stated, “Valerie’s reputation as one of the strongest operators in the lab services business is well deserved. She has an outstanding track record of delivering commercial results and helping to create value for shareholders.  Her experience and leadership will help guide Vermillion and ASPiRA through its formative years as a lab service provider and help transform the Company into a leading information and analytics company in women’s health.”

Ms. Palmieri holds a Bachelor of Science degree in Medical Technology from Western Connecticut State University.

About Vermillion

Vermillion, Inc. (NASDAQ: VRML) is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in gynecologic oncology and women’s health.

The company’s lead diagnostic, OVA1®, is a blood test for pre-surgical assessment of ovarian tumors for malignancy, using an innovative algorithmic approach. As the first FDA-cleared, protein-based In Vitro Diagnostic Multivariate Index Assay, OVA1 represents a new class of software-based diagnostics. For additional information, including published clinical trials, visit www.vermillion.com.

About ASPiRA LABS

ASPiRA LABS is an innovative diagnostic services laboratory founded by Vermillion, Inc. a leader in women’s health diagnostics. The laboratory’s goal is to provide high quality, innovative testing for women to help address unmet women’s health needs. ASPiRA LABS specialized services are grounded in evidence-based medicine, while providing access to novel biomarker diagnostic tools designed to help health care professionals offer the most precise diagnoses and treatment guidance for their patients. To learn more about ASPiRA LABS, visit www.aspiralab.com.

Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties, including statements regarding the role of the Chief Operating Officer. These forward-looking statements are based on Vermillion’s expectations as of the date of this press release. A variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements, including the factors that are described in Vermillion’s Form 10-K for the year ended December 31, 2013 and Vermillion’s Form 10-Q for the quarter ended March 31, 2014 filed with the Securities and Exchange Commission.  Vermillion expressly disclaims any obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this press release, except as required by law.

Investor Relations Contact:

Eric Schoen

Vice President, Finance and Chief Accounting Officer

Tel 512-519-0424

eschoen@vermillion.com